123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

AUTOZONE UPDATES OUTLOOK FOR SECOND QUARTER

AND FISCAL YEAR 2001

Memphis, Tenn. (January 19, 2001) -- AutoZone, Inc. (NYSE symbol: AZO), today announced that based on quarter-to-date operating results, the company projects earnings of approximately $.28 per share for its second quarter ending February 10, 2001, compared to $.28 per share in the second quarter of fiscal 2000. For the fiscal year, AutoZone expects to report earnings per share in the range of $2.25-$2.30 and remains comfortable with 15% earnings per share growth in fiscal 2002. These expectations are based on a range of same store sales growth of 2%-4% for the second half of fiscal 2001 and for fiscal 2002.

Same store sales, or sales for domestic auto parts stores open at least one year, have increased 1% to-date during the quarter. Lower than expected sales have negatively impacted operating expense leverage in the second quarter which is already the most difficult period for achieving leverage due to seasonality of the auto parts business. The company believes that its customers have been impacted by weakening economic conditions, high energy costs, and high gas prices in the quarter.

Revised expectations for the second quarter include a higher than normal inventory shrinkage rate, a reserve for expected uncollectible receivables from Montgomery Ward, a commercial customer, resulting from their recent bankruptcy filing, and expenses related to our recently completed search for a new chief executive officer.

AutoZone expects to release final results for the quarter on February 27, 2001, followed by a conference call.

AutoZone sells auto and light truck parts, chemicals and accessories through 2,956 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 13 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through autozone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected sales and sales growth, earnings and earnings growth, and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 26, 2000, for more details.

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